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                            SCHEDULE 14A INFORMATION

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                    DAMSON/BIRTCHER REALTY INCOME FUND - II
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                         BIRTCHER/LIQUIDITY PROPERTIES
                           915 Broadway, Fifth Floor
                           New York, New York  10010

                                February 8, 1997



Dear Limited Partner:

         Birtcher/Liquidity Properties (the "General Partner") has become aware that an entity named Madison Partnership Liquidity Investors XVI, LLC ("Madison LLC") has recently sent an unsolicited tender offer to the limited partners of Damson/Birtcher Realty Income Fund-II (the "Partnership") to purchase up to 4.9% of the Partnership's outstanding limited partnership interests for approximately $305 per $1,000 of original subscription amount (the "Offer").

         The General Partner believes that each limited partner should consider each of the factors listed below in making a decision whether to tender to Madison LLC. The factors that the General Partner believes to be significant are:

         o The Offer was not discussed with, and is not sponsored or endorsed by, the General Partner. Madison LLC did not afford the General Partner an opportunity to negotiate on behalf of the limited partners. In fact, the General Partner does not know who owns or controls Madison LLC or how it obtained your name, address and ownership interest in the Partnership. The General Partner believes that Madison LLC is affiliated with a limited partner of the Partnership that recently purchased an interest in the Partnership.

         o The Offer price of approximately $305 per $1,000 of original investment is below the price of recent bid prices and trade prices on the secondary market for limited partnership interests. Limited partners seeking immediate cash for their interests should check the secondary market prior to making any decision to tender. Please keep in mind that the secondary market itself is an inefficient market that the General Partner does not believe has generally reflected the true value of Partnership interests. Please also keep in mind that the secondary market may not be able to accommodate substantial sales of limited
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Limited Partner
February 8, 1997
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                 partnership interests over a short period of time at current prevailing prices.

         o On January 29, 1997, the Partnership filed with the Securities and Exchange Commission ("SEC") a preliminary Information Statement pursuant to which it will seek the consent of the limited partners to dissolve the Partnership and liquidate its remaining properties. Pending the SEC's review, you will be receiving your Information Statement in the next few weeks.
                 If the limited partners consent to the dissolution, the General Partner would be authorized and directed to settle and close the Partnership's business in an orderly fashion and dispose of and convey to one or more buyers the Partnership's property as soon as practicable, consistent with obtaining reasonable value for the properties.

         o Among other things, the Information Statement sets forth the General Partner's estimate that the Partnership's remaining properties could be sold for an aggregate price ranging from approximately $25 million to $30 million. If the properties are sold for an aggregate price within this range, the limited partners would receive aggregate sale proceeds of between $450 to $540 per $1,000 invested in the Partnership. The Madison LLC Offer is for $305 per $1,000 invested in the Partnership.

         o The General Partner's estimates are based upon a variety of assumptions that are subject to significant uncertainties and contingencies. Such estimates are inherently imprecise and there can be no assurance they can be realized.

         o The timing of property sales and distributions of sale proceeds are and will be determined solely by the General Partner. There is no current agreement or understanding to sell or dispose of any property, and there can be no assurance as to when any or all of the remaining Partnership properties can be sold or disposed of or when any sales proceeds will actually be distributed. Accordingly, limited partners who do not accept the





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Limited Partner
February 8, 1997
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                 Offer may not receive any distribution of sale proceeds for a significant period of time following the Offer.

         o The General Partner's estimates of sales proceeds do not take into account Partnership operating expense or net income or net loss of the Partnership for any period prior to the time the remaining properties are sold, which could affect the amount of sales proceeds available for distribution. Therefore, the actual proceeds to be received by the limited partners may vary materially from the estimates, and therefore possibly be substantially less. The General Partner's estimates do not take into account future distributions from operations of the Partnership's properties, if any.

         In light of the factors discussed above, and because each limited partner's need for short-term liquidity may vary significantly, the General Partner expresses no opinion and is remaining neutral with respect to the financial terms contained in the Offer.

         If you have any questions about the Offer that you want to address to the General Partner, please call The Herman Group at 800-657-8814.

                                        Very truly yours,



                                        BIRTCHER/LIQUIDITY PROPERTIES